Exhibit 3.9

ARTICLES OF INCORPORATION

OF

GYMBOREE OPERATIONS, INC.

I

The name of this corporation is Gymboree Operations, Inc.

II

The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the General Corporation Law.

III

The name and address in the State of California of this corporation’s initial agent for service of process is:

James P. Curley
The Gymboree Corporation
700 Airport Boulevard, Suite 200
Burlingame, California 94010 -1912

IV

This corporation is authorized to issue one class of stock, designated “Common Stock.” The total number of shares of Common Stock which this corporation is authorized to issue is 1,000 shares.

V

Section 1. Limitation of Director’s Liability.

The liability of the directors of the corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

Section 2. Indemnification of Corporate Agents.

The corporation is authorized to provide indemnification of agents (as defined in Section 317 of the General Corporation Law) of the corporation to the fullest extent permissible under California law.

Section 3. Repeal or Modification.

Any repeal or modification of the foregoing provisions of this Article V by the shareholders of the corporation shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification.

Date: July 5, 1994

/s/ Patrick J. Schultheis,
Patrick J. Schultheis, Incorporator

June 30, 1994

Secretary of State of California

1230 J Street

Sacramento, California 95814

Re:	The Gymboree Corporation

Ladies and Gentlemen:

The Gymboree Corporation hereby gives consent to the use of the corporate name Gymboree Operations, Inc.

If you have any questions with regard to this matter, please do not hesitate to call me at any time.

Very truly yours,

/s/ James P. Curley
James P. Curley
Senior Vice President
Chief Financial Officer

Gymboree Corporation, 700 Airport Blvd, Suite 200 Burlingame, CA 94010-1912 Telephone 415-579-0600

Main Fax: 415-579-1733     Franchise Fax 415-696-7452     Merchandise Fax 415-696-7426     Finance Fax 415-696-7502